CPI AEROSTRUCTURES, INC. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES REPORTS SECOND QUARTER FINANCIAL RESULTS

EDGEWOOD, N.Y. – August 7, 2019 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE American: CVU) today announced financial results for the three and six-month periods ended June 30, 2019.

Second Quarter 2019 vs. Second Quarter 2018

●	Revenue of $23.2 million compared to $20.3 million
●	Gross profit of $5.0 million compared to $4.6 million
●	Gross margin was 21.4% compared to 22.6%
●	Pre-tax income of $1.7 million compared to $1.6 million
●	Net income of $2.7 million compared to $1.3 million, including a tax benefit of approximately $1.0 million due to the reversal of a portion of the approximately $3.1 million liability that was recorded at December 31, 2018 for an uncertain tax position related to a federal income tax audit
●	Earnings per diluted share of $0.23 compared to $0.14 on a higher number of shares outstanding, including $0.09 per diluted share arising from the aforementioned reversal of a tax liability
●	Total backlog at $447.6 million with multi-year defense contracts comprising 86%
●	Cash flow from operations was $(1.1) million compared to $(1.0) million

1H 2019 vs. 1H 2018

●	Revenue was $48.7 million compared to $38.5 million

●	Gross profit was $10.4 million compared to $8.6 million

●	Gross margin was 21.3% compared to 22.5%
●	Pre-tax income was $3.8 million compared to $3.2 million
●	Net income was $4.4 million compared to $2.5 million, including the tax benefit as described above
●	Earnings per diluted share of $0.37 compared to $0.28 on a higher number of shares outstanding
●	Cash flow from operations was $(3.4) million compared to $(3.6) million

“We delivered solid, year-on-year growth in revenue and net income in the second quarter that reflects continued operational execution and progression on our strategic priorities,” stated Douglas McCrosson, president and CEO of CPI Aero. “Similar to the first quarter, bookings at CPI Aero and WMI were strong, and product sales backlog now stands at $153.2 million, up 14 % from the end of the first quarter. We also continued to execute on our Next Generation Jammer pod program, as well as our three new key programs that are central to our growth expectations in 2019 and support a multi-year growth trajectory.

CPI Aero Q2’19 Earnings Press Release August 7, 2019	Page 2

“Subsequent to the close of the quarter we were awarded a $65.7 million IDIQ from the U.S. Air Force to provide structural modification kits, program management and logistics, and other sustainment services in support of two T-38 aircraft service life extension programs. This contract, the second -largest contract with the DoD in the company’s history and our largest in 15 years, illustrates the success of our strategy to focus on defense market opportunities and bring to bear our world-class engineering capabilities and exceptional supply chain management and program management expertise to build our multi-year backlog.

“Looking ahead to the second half of the year, we have business momentum with a $448 million backlog and pipeline supporting opportunities for new program starts and follow on orders,” concluded Mr. McCrosson. “We expect to finalize the potential $47.5 million, E-2D Advanced Hawkeye (Multi-Year 2) contract with Northrop Grumman that we announced last October for the U.S. Navy Version. We recently received authorization from Northrop Grumman to begin work on long-lead items required for the Japanese variant of the E-2D that should lead to a contract for nine additional aircraft. A decision on the A-10 re-winging program is expected by the end of September, and we believe we are in a very good competitive position with the two remaining potential prime contractors. Beyond 2019, defense spending trends – both domestically and internationally – and investments we have made in areas of growth in the broader defense market serve as tailwinds for our continued growth into 2020 and beyond.”

Financial Outlook

CPI Aero reaffirms its prior guidance for fiscal 2019 of:

●	Revenue in the range of $98.0 million to $102.0 million as compared to $83.9 million in the fiscal 2018 full year ended December 31, 2018;
●	Pre-tax income in the range of $11.0 million to $11.3 million as compared to $6.8 million in fiscal 2018;
●	Cash Flow from Operations in excess of $3.5 million as compared to a use of cash of $(2.5) million in 2018;

Amended Credit Agreement

On June 25, 2019, CPI Aero entered into a fifth amendment to amend its credit agreement (the “Agreement”) with BankUnited extending the term of the Company’s term loan and revolving line of credit to June 30, 2021. Concurrently, BNB Bank replaces Citizens Bank, N.A. as a lender under the Agreement.

Conference Call
Management will host a conference call today, Wednesday, August 7 at 8:30 a.m. ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 844-378-6486 or 412-542-4181. Please call in 10 minutes before the conference call is scheduled to begin and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the live call, please go to www.cpiaero.com, click on the Investor Relations section, then to the Event Calendar. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

CPI Aero Q2’19 Earnings Press Release August 7, 2019	Page 3

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance and Electronic Warfare pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2018, and Form 10-Q for the three-month period ended March 31, 2019.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitte@CPIAERO.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	LHA Investor Relations
CPI Aero	Sanjay M. Hurry
(631) 586-5200	(212) 838-3777
www.cpiaero.com	cpiaero@lhai.com
www.lhai.com

– Tables to Follow –

CPI Aero Q2’19 Earnings Press Release August 7, 2019	Page 4

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)

Revenue	$23,158,251	$20,261,239	$48,741,782	$38,452,862
Cost of revenue	18,202,069	15,676,421	38,369,790	29,818,176

Gross profit	4,956,182	4,584,818	10,371,992	8,634,686

Selling, general and administrative expenses	2,709,313	2,557,759	5,515,756	4,607,599
Income from operations	2,246,869	2,027,059	4,856,236	4,027,087
Interest expense	575,412	416,834	1,086,181	864,097
Income before provision for (benefit from) income taxes	1,671,457	1,610,225	3,770,055	3,162,990

Provision for (benefit from) income taxes	(1,039,000)	353,000	(599,000)	649,000
Net income	$2,710,457	$1,257,225	$4,369,055	$2,513,990

Other comprehensive income net of tax -
Change in unrealized gain interest rate swap	—	20,600	—	14,800

Comprehensive income	$2,710,457	$1,277,825	$4,369,055	$2,528,790

Income per common share – basic	$0.23	$0.14	$0.37	$0.28

Income per common share – diluted	$0.23	$0.14	$0.37	$0.28
Shares used in computing earnings per common share:
Basic	11,607,415	8,938,331	11,710,357	8,913,394
Diluted	11,644,768	8,980,155	11,747,711	8,953,321

CPI Aero Q2’19 Earnings Press Release August 7, 2019	Page 5

CPI AEROSTRUCTURES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current Assets:
Cash	$752,607	$4,128,142
Restricted cash	2,000,000	2,000,000
Accounts receivable, net of allowance for doubtful accounts of $275,000 as of June 30, 2019 and December 31, 2018	8,399,920	8,623,329
Contract assets	120,254,379	113,333,491
Inventory	11,956,006	9,711,997
Refundable income taxes	435,000	435,000
Prepaid expenses and other current assets	1,118,620	1,972,630
Total current assets	144,916,532	140,204,589

Operating lease right-of-use assets	4,626,916	—
Property and equipment, net	3,362,084	2,545,192
Refundable income taxes	—	435,000
Deferred income taxes	488,319	279,318
Other assets	230,258	249,575
Total Assets	$153,624,109	$143,713,674

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$11,540,234	$9,902,481
Accrued expenses	927,672	1,558,160
Contract liabilities	3,488,823	3,805,106
Current portion of long-term debt	2,507,060	2,434,981
Operating lease liabilities	1,637,869	—
Line of credit	25,738,685	24,038,685
Income tax payable	453,828	115,000

Total current liabilities	46,294,171	41,854,413

Long-term operating lease liabilities	3,464,146	—
Long-term debt, net of current portion	2,981,869	3,876,238
Deferred income taxes	2,638,415	4,028,553
Other liabilities	—	531,124

Total Liabilities	55,378,601	50,290,328

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares,
11,820,390 and 11,718,246 shares, respectively issued and outstanding	11,813	11,715
Additional paid-in capital	71,104,425	70,651,416
Retained earnings	27,129,270	22,760,215
Total Shareholders’ Equity	98,245,508	93,423,346
Total Liabilities and Shareholders’ Equity	$153,624,109	$143,713,674

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